UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2008

EXACTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-28240	59-2603930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 NW 66th Court

Gainesville, Florida 32653

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (352) 377-1140

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 27, 2008, the Company issued a press release announcing its entry into a share purchase agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events

On February 22, 2008, Exactech, Inc., a Florida corporation (the “Company”), entered into a share purchase agreement (“Purchase Agreement”) between the Company and the shareholders of France Medica, a French simplified joint-stock company (“France Medica”), for the purchase of 100% of the shares of France Medica. France Medica has worked with the Company as a distributor of Exactech products in France for a number of years.

The aggregate purchase price is expected to range between approximately €6.8 million and €7.1 million, or approximately $10.1 million and $10.5 million, respectively, based on an exchange rate of $1.48 per €1.00 on February 25, 2008. The Company will pay a fixed price of €5.4 million, or approximately $8.0 million, approximately €4.8 million, or $7.1 million, of which is payable to certain shareholders in cash and €589,923, or approximately $873,100 of which, is payable to certain shareholders in shares of Exactech common stock, par value $0.01 per share (“Common Stock”), using a per share value equal to the ninety trading day average closing price of one share of Common Stock as of the closing date. A price supplement of between €1.4 million and €1.7 million, or $2.1 million and $2.5 million, is payable to certain shareholders of France Medica, over a two year period, if certain conditions of employment and sales results are achieved in each of the annual periods. If the conditional terms are not met, the supplemental payment will be reduced by up to 50%. The Common Stock to be issued as partial proceeds for the acquisition will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and will not be able to be sold except in a transaction registered under, or exempt from, the registration provisions of the Securities Act and applicable state securities laws. Closing of the acquisition is anticipated during the second quarter 2008, and completion is subject to the customary closing conditions.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release issued by the Company on February 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACTECH, INC.

Date: February 27, 2008	By:	/s/ Joel C. Phillips
Joel C. Phillips Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by the Company on February 27, 2008.